UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On March 2, 2026 (the “Closing Date”), Malibu Boats, Inc., (“MBI” or the “Company”) entered into and consummated a Stock Purchase Agreement (the “Agreement”) with Saxdor Yachts Oy (“Saxdor”) and the stockholders and option right holders of Saxdor (each a “Seller” and collectively, the “Sellers”), to acquire all equity interests in Saxdor (the “Transaction” or “Acquisition”). Pursuant to the Agreement, on the Closing Date, the Sellers sold and transferred all of the issued and outstanding shares of capital stock and outstanding equity-based awards (including option rights) of Saxdor to ShelCo 350 Oy (“Holdco”), a Finnish limited company wholly owned and controlled by MBI. Following the Transaction, Saxdor began operating as a wholly owned subsidiary of MBI.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2026, gives effect to the Acquisition as if the transaction had occurred on July 1, 2025, the first day of the Company’s fiscal year 2026, and combines the historical results of the Company and Saxdor. The Company’s historical results were prepared in accordance with U.S. GAAP and presented in U.S. Dollars (“USD”). Saxdor’s historical results were stated in accordance with IFRS Accounting Standards (“IFRS”) and presented in Euro (“EUR”).
Pursuant to Rule 11-02(c)(3) of Regulation S-X, if the fiscal year end of an acquired entity differs from the acquirer’s fiscal year end by more than 93 days, the acquired entity’s statement of operations must be brought up to within 93 days of the acquirer’s fiscal year end. The unaudited pro forma condensed combined Statement of Operations for the fiscal year ended June 30, 2026, combines the audited consolidated Statement of Operations of the Company for the fiscal year ended June 30, 2026, with Saxdor’s unaudited consolidated results of operations for the eight months ended February 28, 2026.
In accordance with Rule 11-02(c)(1) of Regulation S-X, the unaudited pro forma condensed combined financial information is not required to, and does not, include an unaudited pro forma condensed combined balance sheet because the consolidated balance sheet of the Company as of June 30, 2026, which was included in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 27, 2026, already reflects the Acquisition.
The historical financial statements of the Company and consolidated results of operations of Saxdor have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events through transaction accounting adjustments which would be necessary to account for the Acquisition in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.
The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical consolidated financial statements and notes thereto of the Company included in previous Form 10-K and 10-Q filings as well as those of Saxdor which are included in the Company’s Current Report on Form 8-K/A filed with the SEC on May 18, 2026.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•The accompanying notes to the unaudited pro forma condensed combined financial information;
•The separate audited consolidated financial statements of the Company as of and for the fiscal year ended June 30, 2026, and the related notes, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026, filed with the SEC on August 27, 2026;
•The separate audited consolidated financial statements of Saxdor as of and for the fiscal year ended December 31, 2025, and the related notes, included in the Company’s Current Report on Form 8-K/A filed with the SEC on May 18, 2026;
•The Current Report on Form 8-K of the Company to which this unaudited pro forma condensed combined financial information is attached as an exhibit.

Description of the Acquisition
On March 2, 2026, the Company, Holdco, and the Sellers entered into the Agreement, pursuant to which, on the Closing Date, the Company acquired all equity interests of Saxdor (the “Securities”) from the Sellers.
The Company acquired Saxdor for an aggregate purchase price of approximately $203.9 million pursuant to the Agreement. The consideration was comprised of approximately $131.3 million in cash, 1,523,794 shares of common stock of the Company, and the Company’s potential earnout payments (the “Earnout Consideration”) with an initial fair value of $32.6 million. The cash consideration was financed through cash on hand and borrowings under the Company’s revolving credit facility (the “Revolver”), including a drawdown of $140 million on March 2, 2026. Borrowings under the Revolver used to finance the Acquisition bear interest at a rate of 4.88% per annum, payable quarterly, and mature on July 10, 2031. The potential Earnout Consideration has a maximum potential payout of $84.2 million, and is to be paid out to the sellers in calendar year 2027, 2028, and 2029 based on the results of the remainder of calendar year 2026 and the subsequent two calendar years (the “Earnout Period”), subject to the achievement of certain specified post-closing operating and financial targets. The Earnout Consideration may be paid in the form of cash, common stock or a combination thereof, as calculated and determined in accordance with the Agreement. The form of Earnout Consideration to be paid is at the sole discretion of the Company. The preliminary purchase price was subject to certain post-closing working capital adjustments. The inputs to the aggregate preliminary purchase price described above differ from our closing 8-K and 8-K/A filed for the Saxdor acquisition.
Accounting for the Acquisition
The Acquisition is being accounted for as a business combination using the acquisition method with the Company as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate consideration will be allocated to Saxdor’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Acquisition. The process of valuing the net assets of Saxdor immediately prior to the Acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.
All financial data included in the unaudited pro forma condensed combined financial information is presented in thousands of U.S. Dollars and has been prepared on the basis of U.S. GAAP and the Company’s accounting policies.
For the purposes of the unaudited pro forma condensed combined financial information, the unaudited historical financial information of Saxdor has been translated from Euro to U.S. Dollars and converted from IFRS to U.S. GAAP and the Company’s accounting policies for material accounting policy differences. The conversion from IFRS to U.S. GAAP and alignment with the Company’s accounting policies was based on information available to the Company at the time of preparation.
The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the results of operations that would have been realized if the Acquisition had been completed on the date set forth above, nor is it indicative of the future results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For The Year Ended June 30, 2026
($ in 000’s, except share and per share data)

	Malibu Boats, Inc. Historical Year Ended June 30, 2026	Saxdor Yachts Oy Reclassed Eight Months Ended February 28, 2026 (Note 2)	Select IFRS to U.S. GAAP Adjustments	(Note 3)	Transaction Accounting Adjustments	(Note 4)	Pro Forma Combined	(Note 5)
Net sales	$914,590	$136,340	-		-		$1,050,930
Cost of sales	768,070	106,136	(453)	(a)	180	(a)	873,933
Gross profit	146,520	30,204	453		(180)		176,997
Operating expenses:
Selling and marketing	27,480	11,541	-		-		39,021
General and administrative	105,136	11,222	922	(a), (b)	13	(b)	117,293
Amortization	10,805	458	(458)	(b)	7,899	(c)	18,704
Operating income (loss)	3,099	6,983	(11)		(8,092)		1,979
Other expense (income), net:
Other income	(2,907)	(286)	-		-		(3,193)
Interest expense	3,559	471	(483)	(a)	4,430	(d)	7,977
Other expense, net	652	185	(483)		4,430		4,784
Income (loss) before provision (benefit) for income taxes	2,447	6,798	472		(12,522)		(2,805)
Provision (benefit) for income taxes	740	908	(105)	(a), (b)	(2,119)	(e), (f)	(576)
Net income (loss)	1,707	5,890	577		(10,403)		(2,229)
Net income (loss) attributable to non-controlling interest	54	-	-		-		(54)
Net income (loss) attributable to Malibu Boats, Inc.	$1,653	$5,890	$577		$(10,403)		$(2,175)
Weighted average shares outstanding used in computing net income (loss) per share
Basic	19,304,771						20,828,565	(a)
Diluted	19,344,924						20,828,565	(a)
Net income (loss) available to Class A Common Stock per share:
Basic	$0.09						$(0.11)	(a)
Diluted	$0.09						$(0.11)	(a)
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1 - Basis of Presentation
The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
Saxdor’s unaudited historical consolidated results of operations have been stated in accordance with IFRS. For the purposes of the unaudited pro forma condensed combined financial information, the unaudited historical financial information of Saxdor has been translated from Euro to U.S. Dollars and converted from IFRS to U.S. GAAP and the Company’s accounting policies for material accounting policy differences. The conversion from IFRS to U.S. GAAP was based on information available to the Company at the time of preparation. As discussed in Note 2, certain reclassifications were made to align Saxdor’s historical results of operations to the Company’s financial statement presentation. The Company is currently in the process of evaluating Saxdor’s accounting policies and as a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, the Company has determined that no additional material adjustments are necessary to conform Saxdor’s unaudited historical financial information to the accounting policies used by the Company.
The unaudited pro forma condensed combined financial information was prepared with transaction accounting adjustments which reflect the acquisition method of accounting in accordance with ASC 805, with the Company as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of the Company and Saxdor’s unaudited historical financial information. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of consideration for the Acquisition over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate consideration for the Acquisition has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The allocation of the aggregate consideration set forth herein is preliminary and will be revised as additional information becomes available during the measurement period, which could be up to twelve months from the Closing Date. Any such revisions or changes may be material.
The Company accounted for the Transaction as a business combination in accordance with U.S. GAAP. Accordingly, the purchase price attributable to the Acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Refer to Note 4 of the Company’s most recent Form 10-K filed with the SEC for information on the purchase consideration, fair value estimates of the assets acquired and liabilities assumed, and resulting goodwill as of the acquisition date.
The unaudited pro forma condensed combined Statement of Operations for the year ended June 30, 2026, presented herein, is based on the historical financial statements of the Company and Saxdor’s unaudited historical consolidated results of operations. As a result of the Company having a different fiscal period-end than Saxdor, the unaudited pro forma condensed combined financial information has been aligned as follows:
•The unaudited pro forma condensed combined Statement of Operations for the year ended June 30, 2026, has been prepared as if the Acquisition had occurred on July 1, 2025, and combines the Company’s historical consolidated Statement of Operations for the fiscal year ended June 30, 2026, which includes four months of post-acquisition results of Saxdor, with Saxdor’s unaudited historical consolidated results of operations for the eight months ended February 28, 2026, representing the pre-acquisition stub period of Saxdor. The effect of the stub-period activity for the day between February 28, 2026 and the Closing Date was considered, noting the impact to the unaudited pro forma condensed combined financial information was not material.
The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable. There are no material transactions between the Company and Saxdor during the periods presented. As such, no adjustments were needed to eliminate transactions between the Company and Saxdor.

Note 2 - Reclassification Adjustments
Certain reclassification adjustments have been made to conform Saxdor’s unaudited historical results of operations to the Company’s financial statement presentation. Management of the combined company is in the process of conducting a more detailed review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein. Additionally, the unaudited historical financial information of Saxdor was reported in Euro. Accordingly, the historical results of Saxdor have been translated from Euro to U.S. Dollar using the historical average rate of 1.1693 for the eight months ended February 28, 2026.
Refer to the table below for a preliminary reconciliation of the unaudited consolidated results of operations of Saxdor for the eight months ended February 28, 2026 to the Company’s financial statement presentation and translated into U.S. Dollars. The amounts included in the table below may differ slightly from the historical consolidated results of operations of Saxdor due to rounding.

Saxdor Yachts Oy Historical Financial Statement Line Item	Malibu Boats, Inc. Financial Statement Line	(EUR)	(USD)	Note
(in 000’s)
Revenue	Net sales	€116,597	$136,340
Other operating income	Other income	(838)	(980)
Materials and services	Cost of sales	75,224	87,961
Employee benefit expenses	Cost of sales	13,313	15,567	(a)
	General and administrative	3,438	4,020	(b)
Depreciation, amortization and impairment	Cost of sales	2,230	2,608	(c)
	Amortization	392	458	(d)
Other operating expenses	Selling and marketing	9,870	11,541	(e)
	General and administrative	6,159	7,202	(f)
Financial income	Other income	(113)	(132)
Financial expense	Interest expense	403	471	(g)
	Other income	706	826	(h)
Income taxes	Provision (benefit) for income taxes	776	908

(A)Reflects adjustments to the unaudited historical consolidated results of operations for the eight months ended February 28, 2026, of Saxdor to conform to the Company’s financial statement presentation.
(a)Reclassification of $15,567 thousand of employee benefit expenses to cost of sales for production-related employee costs.
(b)Reclassification of $4,020 thousand of employee benefit expenses to general and administrative for non-production-related employee costs.
(c)Reclassification of $2,608 thousand of depreciation, amortization and impairment to cost of sales for production-related expenses.
(d)Reclassification of $458 thousand of depreciation, amortization and impairment to amortization related to intangible assets.
(e)Reclassification of $11,541 thousand of other operating expenses to selling and marketing.
(f)Reclassification of $7,202 thousand of other operating expenses to general and administrative.
(g)Reclassification of $471 thousand of financial expense to interest expense.
(h)Reclassification of $826 thousand of financial expense to other income.

Note 3 – Select IFRS to U.S. GAAP and Policy Adjustments
The unaudited historical consolidated financial information of Saxdor has been converted from IFRS to U.S. GAAP, applying the Company’s accounting policies for material accounting policy differences. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Saxdor’s unaudited historical financial information to identify differences in accounting policies as compared to those of the Company. The following adjustments have been made to reflect Saxdor’s unaudited historical consolidated results of operations on a U.S. GAAP basis for the purposes of the unaudited pro forma condensed combined Statement of Operations. These adjustments are preliminary and subject to change as additional information becomes available and additional analysis is performed.
(a)Lease obligations
Reflects an adjustment to reclassify Saxdor’s leases from a single recognition and measurement model treatment under IFRS to operating lease treatment under U.S. GAAP. Saxdor, in its capacity as a lessee, adopted a single model for lease accounting under IFRS, which is effectively equivalent to that of a finance lease under U.S. GAAP. Under U.S. GAAP, Saxdor has reclassified all of its leases to operating lease classification based upon their contractual terms and conditions. While the initial measurement and recognition of a lease is similar under U.S. GAAP and IFRS, the subsequent measurement differs. Under U.S. GAAP, a straight-line expense is recognized for an operating lease, as opposed to IFRS, which records a portion of lease expense to depreciation expense and a portion to interest expense. The following table reflects the impact of reclassifying Saxdor leases as operating leases under U.S. GAAP:

For the Eight Months Ended February 28, 2026
Decrease to cost of sales	(453)
Increase to general and administrative	411
Decrease to interest expense	(483)
Decrease to (benefit) for income taxes	(94)

(b)Development
Reflects an adjustment to expense development costs historically capitalized under IFRS, as internally generated development costs are generally expensed as incurred under U.S. GAAP unless they have an alternative future use. Certain exceptions applicable to software development and advertising costs are not applicable to these balances. The following table reflects the impact of expensing historically capitalized development costs under U.S. GAAP:

For the Eight Months Ended February 28, 2026
Decrease to amortization	(458)
Increase to general and administrative	511
Decrease to (benefit) for income taxes	(11)

Note 4 – Transaction Accounting Adjustments
Adjustments included in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined Statement of Operations for the fiscal year ended June 30, 2026, are as follows:
(a) Reflects an adjustment to Cost of sales for incremental depreciation expense of $180 thousand based on the preliminary fair value of the acquired property and equipment and the related assigned estimated useful lives for the period July 1, 2025 through February 28, 2026. The step-up in inventory fair value recognized as part of the acquisition accounting increased the Company’s cost of sales as the inventory was sold post-acquisition. This increase is not separately reflected as an adjustment in the pro forma condensed combined statement of operations, as the stepped-up inventory had fully turned over within three months following the acquisition, consistent with historical inventory turnover and production cycles.
(b) Reflects an adjustment to General and administrative for incremental depreciation expense of $13 thousand based on the preliminary fair value of the acquired property and equipment and the related assigned estimated useful lives for the period July 1, 2025 through February 28, 2026.
(c) Reflects an adjustment to recognize incremental amortization expense associated with the preliminary fair value of the acquisition-related definite-lived intangible assets for the period July 1, 2025 through February 28, 2026. Acquired intangible assets consist of trade name, backlog, and dealer relationships. Trade name is classified as an indefinite-lived intangible asset and, accordingly, is not subject to amortization. Definite-lived intangible assets consist of backlog and dealer relationships and were valued using the excess earnings method. These intangible assets will be amortized on a straight-line basis over their expected useful lives.

	Fair Value	Expected Useful Life (Years)	For the Year Ended June 30, 2026
Pro forma transaction accounting adjustments:
Backlog	$8,268	0.92	$5,644
Dealer relationships	47,836	15	2,255
Total pro forma transaction accounting adjustment to Amortization			$7,899

(d) Reflects an adjustment to Interest expense resulting from incremental interest on the drawdown on the Revolver to finance the acquisition of Saxdor, offset by the removal of historical interest expense on Saxdor’s financing obligations that were fully paid by Saxdor in conjunction with and prior to the Acquisition.

For the Year Ended June 30, 2026
Pro forma transaction accounting adjustments:
Elimination of interest expense related to Saxdor’s financing obligations paid during February 2026	(101)
Incremental interest expense on Revolver drawdown	4,531
Net pro forma transaction accounting adjustment to Interest expense	$4,430

The interest rate on the Revolver adjusts monthly at a fluctuating rate equal to the Term Secured Overnight Financing Rate (“Term SOFR”) plus 1.25% of credit risk spread. The adjustment to interest expense assumes the principal and assumed rate on the Revolver do not change from the terms assumed, however, a 0.125% change in the variable interest rate of the Revolver would result in an increase or decrease in pro forma interest expense of approximately $175 thousand for the year ended June 30, 2026.

(e) Reflects an adjustment to the provision for income taxes of $511 thousand related to the recognition of incremental deferred tax balances resulting from the purchase accounting adjustments, calculated using the applicable statutory tax rates.

(f) To record the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 21% for the year ended June 30, 2026. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the unaudited pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Transaction costs of approximately $14.8 million are included in the historical audited consolidated Statement of Operations of the Company for the year ended June 30, 2026. No additional transaction costs were incurred by the Company subsequent to June 30, 2026. Accordingly, no adjustment has been made to accrue additional transaction costs in the unaudited pro forma condensed combined financial information.

Note 5 – Net Loss Per Share
The unaudited pro forma basic and diluted net loss per share for the year ended June 30, 2026, are based on pro forma income reflecting the adjustments discussed above divided by the basic and diluted pro forma weighted-average number of shares of common stock outstanding.

(a)The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of the Company common stock and issuances of shares in connection with the Acquisition. The pro forma basic and diluted weighted average shares outstanding are as follows:

(in 000’s, except share data)	For the Year Ended June 30, 2026
Pro forma Net loss attributable to MBI stockholders	$(2,175)
Pro forma basic weighted average MBI shares outstanding (i)	20,828,565
Pro forma basic net loss per share	$(0.11)
Pro forma diluted weighted average MBI shares outstanding (ii)	20,828,565
Pro forma diluted net loss per share	$(0.11)
(i)For the year ended June 30, 2026, basic shares outstanding of 20,828,565 is comprised of 19,304,771 shares of MBI common stock and 1,523,794 shares of MBI common stock issued on the Closing Date to acquire the outstanding Saxdor capital stock, as if the Acquisition had occurred on July 1, 2025.
(ii)For the year ended June 30, 2026, diluted shares outstanding of 20,828,565 is comprised of 19,304,771 shares of MBI common stock and 1,523,794 shares of MBI common stock issued on the Closing Date to acquire the outstanding Saxdor capital stock, as if the Acquisition had occurred on July 1, 2025. The shares attributable to restricted stock and market performance awards granted to employees have been excluded from the calculation of unaudited pro forma diluted EPS for the year ended June 30, 2026 because the effect would have been anti-dilutive.